Exhibit 99.1
Comscore Announces Media & Technology Industry Veteran Jon Carpenter as Chief Financial Officer
RESTON, Va., October 25, 2021 – Comscore (NASDAQ: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today announced the appointment of Jon Carpenter as Chief Financial Officer. Carpenter, who will start November 29, 2021, joins Comscore as the company continues to capitalize on the transformational marketplace opportunities and executes on its mission to shape the next generation of advanced audience and advertising measurement.
"Jon's world class background and leadership experience are major assets. His strong operational focus, strategic acumen, and experience driving both growth and profitability are exactly what we need for Comscore's next phase of growth. We are extremely excited to welcome Jon to the team," said Bill Livek, CEO and Executive Vice Chair, Comscore.
Carpenter has served as CFO at Publishers Clearing House since 2016, where he has partnered to transform and grow the digital business both organically and through M&A. Prior to that, he served in various senior divisional CFO roles for Nielsen, Sears Holdings and NBC Universal. Jon started his career with General Electric in their Financial Management Program.
"I am thrilled to be joining Comscore at such a pivotal moment as the advertising and media ecosystem is going through fundamental change," said Carpenter. "The media industry is ready to embrace Comscore's investment-grade currency, and with their superior products it is clear to me that Comscore has a tremendous opportunity with all of their businesses. I look forward to working with the Comscore team to continue building on their momentum as the clear choice for media measurement everywhere. I am extremely proud to be joining Comscore."
Carpenter has a BA in Economics from the University of Vermont. He will be based in the company's New York office.
About Comscore
Comscore (NASDAQ: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement. To learn more about Comscore, visit www.comscore.com.
Press
Neil Ripley
Comscore, Inc.
646-746-0579
press@comscore.com